PHILIP MORRIS INTERNATIONAL

Power of Attorney to Sign and File
Form ID and Section 16 Reporting Forms

The undersigned does hereby authorize and designate Darlene Quashie Henry, Will Hulcher, and Laura Kim to i) sign and file a Form ID and take all other steps required to open an account in the undersigned's name on the Securities and Exchange Commission's (the "SEC") EDGAR system and ii) sign and file on the undersigned's behalf any and all Forms 3, 4 and 5 relating to equity securities of the Philip Morris International Inc., a Virginia corporation (the "Company") with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16'').

This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease.

IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 30 day of Dec 2022.

/s/ Lars Dahlgren
Lars Dahlgren